Exhibit 10.52

SEPARATION AGREEMENT AND COMPLETE RELEASE

This Separation Agreement and Complete Release (this “Agreement”) is made this 5th day of August, 2011, and between by Michael J. Smid (“Employee”) and YRC Worldwide Inc. and YRC Inc. (collectively, the “Company”).

In consideration of the mutual agreements described below, the payments to Employee and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, Employee and the Company agree as follows:

1.	Separation. Employee’s employment with the Company ceased on July 29, 2011 (the “Separation Date”).

2.	Payments.

A.	The Company shall pay Employee separation pay in the gross amount of $1,080,000 in semi-monthly installments from the Separation Date through July 29, 2013 (the “Separation Pay Period”). The Company will make these separation payments on the Company’s regular pay cycle commencing on the next regular pay day following the eighth day after this Agreement has been signed and returned to the Company. To the extent any payments are missed while this Agreement is being considered and prior to the expiration of the revocation period, the missed payments will all be made on the first regular pay day following the eighth day after execution of this Agreement.

B.	Employee will receive no further wages, bonuses, benefits or other similar payments from the Company, other than salary and perquisites through the Separation Date and those other items that this Agreement provides.

C.	Employee acknowledges that that the only outstanding Company options that the Company has granted to Employee are as follows:

Grant Date	Number of Share of Common Stock	Vesting Date	Strike Price
5/15/08	432	Completely Vested	$475.00

Employee acknowledges and agrees that these options shall be terminated and cancelled as of the date hereof.

D.	Employee acknowledges that the only outstanding Company restricted share units that the Company has granted to Employee are as follows:

Grant Date	Number of Restricted Share Units	Vesting Date
7/19/06	201	7/19/12
2/24/06	498	2/24/12

These restricted share units shall be governed by the applicable Share Unit Agreement and the 2004 Long-Term Incentive and Equity Award Plan, as amended through the date of this Agreement, and shall continue to vest in accordance with the applicable Share Unit Agreement until the last day of the Separation Pay Period.

E.	Employee acknowledges that the only outstanding shares of Company restricted stock that the Company has granted to Employee are as follows:

Grant Date	Number of Restricted Shares	Vesting Date
3/30/09	3,112	3/30/12

These shares of restricted stock shall be governed by the applicable Cash Performance and Restricted Stock Award Agreement and the 2004 Long-Term Incentive and Equity Award Plan, as amended through the date of this Agreement, and shall continue to vest in accordance with the applicable Cash Performance and Restricted Stock Award Agreement until the last day of the Separation Pay Period.

Other than the options described in Section 2(C), the restricted share units described in Section 2(D) and the restricted stock described in Section 2(E), Employee acknowledges that Employee does not have any other rights to Company equity or short-term or long-term incentive payments that the Company has granted.

3.	Benefits.

A.	The Company shall continue Employee’s medical, dental and vision benefits (provided Employee was enrolled in the applicable plans providing those benefits on the Separation Date) as provided in this Section 3(A). Employee shall pay the active employee premium for these benefits. These medical, dental and vision benefits will continue until the end of the Separation Pay Period or when other coverage becomes available, whichever comes first. Employee is required to notify the Company of the availability of other coverage. Employee’s failure to provide this notice will result in a discontinuation of all future benefits under Sections 2 and 3 (other than Section 3(E)) of this Agreement.

B.

Other benefits to which Employee was covered prior to the Separation Date (including pension, 401(k), disability and perquisite benefits) will be discontinued pursuant to eligibility requirements under the specific plan document for that benefit. Benefits that have Consolidated Omnibus Budget Reconciliation Act (“COBRA”), continuation or conversion privileges will be provided to Employee for continuation at his cost pursuant to plan covenants. In all cases, the official plan document shall govern over any other verbal or written statement in regards to COBRA, continuation or conversion privileges.

C.	Any unused vacation pay as of the Separation Date will be paid to Employee in accordance with the Company’s vacation policy.

D.	Eligibility for holiday pay will cease on the Separation Date.

E.	On January 29, 2012, pursuant to the Company’s Supplemental Executive Pension Plan, as modified by Employee’s Retention Payment, Non-Competition, Non-Solicitation, Non-Disparagement, and Confidentiality Agreement dated June 2, 2009, Employee shall be entitled to receive a lump sum payment of $1,218,154 in full satisfaction of the benefits payable under such plan and agreement.

4.	Nondisclosure Covenant. Employee agrees that Employee shall not, directly or indirectly, use for any purpose, or disclose to any person or entity, any Confidential Information (defined below) without the prior written consent of the Company (including its subsidiaries and affiliates). “Confidential Information” means any non-public, confidential or proprietary information relating to Company or any of its past or present subsidiaries and affiliates (collectively, the “Company Group”) or the business, assets, operations or financial affairs of any member of the Company Group, whether or not in written form and whether or not expressly designated as confidential, including any information consisting of or otherwise relating to trade secrets, know-how, technology, operations, processes, products, services, personnel, plans, prospects, customers, customer lists, customer preferences, contracts, proposals, suppliers, pricing, referral sources, marketing or sales techniques or plans, market analyses, programs, operations manuals, service manuals, labor and employment policies, strategies and positions, financial information and projections. Confidential information shall not include information that (a) becomes generally available to the public other than as a result of Employee’s public use, disclosure or fault, or (b) becomes available to Employee on a non-confidential basis after the Separation Date from a source other than a member of the Company Group prior to the public use or disclosure by Employee; provided that the source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation. The foregoing confidentiality covenant shall not prohibit Employee, after cessation of Employee’s employment with Company, from utilizing Employee’s general knowledge, training and experience derived from employment with Company or from work or employment prior to Employee’s employment with Company.

5.	Noncompetition Covenant. Employee agrees that Employee shall not, for a period of 24 months after the Separation Date, directly or indirectly, consult or become affiliated with, conduct, participate or engage in or become employed by, any business that is competitive with the business of any member of the Company Group, wherever from time to time conducted throughout the world; provided that it shall not be prohibited for Employee to:

A.	become the registered or beneficial owner of up to 5% of any class of the capital stock of a business registered under the Securities Exchange Act of 1934, as amended; provided that Employees does not actively participate in the business during the period for 24 months after the Separation Date; or

B.	join a consulting, accounting law or professional firm that provides advice to the competitors of any member of the Company Group so long as Employee does not personally provide the advice.

Employee agrees that Employee shall not, for a period of 24 months after the Separation Date, directly or indirectly do any of the following without the written consent of the Company:

A.	solicit, from any customer doing business with any member of the Company Group that is known to the Employee, business of the same or of a similar nature to the business of any member of the Company Group with the customer;

B.	solicit, from any potential customer of any member of the Company Group that is known to the Employee, business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by any member of the Company Group, to the potential customer, or of substantial preparation with a view to making such a bid, proposal or offer to such potential customer;

C.	solicit the employment or services of any person who the Employee knew was employed by any member of the Company Group; or

D.	otherwise knowingly interfere in any material respect with the business or accounts of any member the Company Group.

If Employee violates or breaches Section 4, 5, or 13 of this Agreement (the “Protective Covenants”) in the first six months of the Separation Pay Period, the Company may sue Employee for damages capped at the value of the cash payments made to Employee pursuant to Section 2 of this Agreement and seek an injunction to prevent the on-going occurrence of a violation or breach of the Protective Covenants during the six-month period, but if the Employee violates or breaches a Protective Covenant during the Separation Pay Period after the first six months of the Separation Pay Period, the Company may only (as its sole remedy) discontinue providing the remaining benefits under Sections 2 and 3 (other than Section 3(E)) of this Agreement (other than those that applicable law requires such as COBRA requirements).

Notwithstanding any other provision of this Agreement, if the Employee violates or breaches any Protective Covenant during the Separation Pay Period, then the termination of Employee’s employment shall be the first day of the Separation Pay Period, and Employee shall forfeit the right to any further vesting of the Employee’s restricted share units or restricted stock and shall not receive any undelivered shares of the Company’s common stock pursuant to any equity award agreement, and the equity award agreements shall immediately thereupon wholly and completely terminate.

If the Company receives an allegation that the Employee has violated or breached any Protective Covenant, the Company, in its discretion, may suspend delivery of any undelivered shares or any unpaid amounts for up to three months to permit the investigation of the allegation. If the Company determines that the Employee did not violate or breach any Protective Covenant, the Company shall deliver any portion of the shares that have vested or for which all restrictions have lapsed and shall pay any unpaid amounts.

6.	Complete Release. In consideration of the severance pay and paid benefits continuation set forth in Sections 2 and 3, as well as the other benefits that this Agreement provides, Employee (on Employee’s own behalf and on behalf of Employee’s heirs and other legal representatives and assigns) releases the Company, its subsidiaries and affiliates, and the employees, officers, directors, representatives, attorneys and agents of any of them, and their respective successors, predecessors and assigns, from all claims, charges, costs, attorney fees or demands Employee may have based on Employee’s employment with the Company or the cessation of that employment. This includes a release of any rights or claims Employee may have under the following (as each may be amended through the date of this Agreement):

A.	the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act, which (among other things) prohibit age discrimination in employment;

B.	the Civil Rights Acts of 1866 or 1871, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, which (among other things) prohibit discrimination in employment based on race, color, national origin, religion or sex;

C.	the Americans with Disabilities Act, which (among other things) prohibits discrimination in employment against qualified disabled individuals;

D.	the Equal Pay Act, which (among other things) prohibits paying men and woman unequal pay for equal work;

E.	the Pregnancy Discrimination Act,

F.	the Family and Medical Leave Act,

G.	the Employee Retirement Income Security Act,

H.	the National Labor Relations Act,

I.	the Labor Management Relations Act,

J.	the Sarbanes-Oxley Act of 2002, or

K.	any other federal, state or local laws, rules or regulations prohibiting employment discrimination or retaliation or regulating human or civil rights.

This also includes a release by Employee of any claims for wrongful discharge or any tort, contract or common law claims, including claims for past or future loss of pay or benefits, expenses, damages for pain and suffering, mental anguish or emotional distress damages, liquidated damages, punitive damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or any other legal or equitable remedy of any kind whatsoever. This release covers both claims that Employee knows about and those he may not know about.

Employee waives any right he may have under the Company’s Dispute Resolution Process to arbitrate the claims which Employee has released by entering into this Agreement. This release does not include, however, a release of the following:

i.	Employee’s right, if any, to vested benefits under the Yellow Pension Plan or YRC Worldwide Inc. 401(k) Plan;

ii.	claims Employee may have against Company or its insurers for indemnification under corporate charters or by-laws, director and officer insurance, or other similar protection afforded Company officers or directors to provide them with protection from claims third parties may make; or

iii.	claims Employee may have against Company for failing to comply with any provision of this Agreement.

7.	No Future Lawsuits. Employee promises never to file a lawsuit asserting any claims that are released in Section 6. If Employee or anyone else on Employee’s behalf files a lawsuit asserting any of these claims, Employee waives his right to receive any monetary award or reinstatement as an employee of the Company. Employee agrees that this Agreement is a complete and total bar to his reemployment or to recovery of any money from the Company resulting from any lawsuit, charge or complaint raising any claims that are released in Section 6. Employee understands that he is not waiving the right to test the knowing and voluntary nature of this release agreement in court.

This Agreement does not limit Employee’s right to file a charge with an administrative agency or participate in an agency investigation. Employee waives the right to recover money in connection with any charge or investigation by any agency, regardless of whether Employee or someone else initiated that charge or investigation. Employee hereby assigns to Company all rights to such compensation, if any, in consideration of the payments received under this Agreement.

8.	Non-Admission of Liability. The Company makes this Agreement to avoid the cost of defending against any possible lawsuit. By making this Agreement, the Company does not admit that it has done anything wrong.

9.	Non-Release of Future ADEA Claims. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the date the Employee signs this Agreement.

10.	Period for Review and Consideration of Agreement; Employee’s Right to Revoke Agreement. Employee understands that Employee has up to 21 days to review and consider this Agreement. If the Employee should elect to sign this Agreement in less than 21 days, Employee expressly waives Employee’s right to the full 21-day period to review and consider this Agreement. Employee further understands that Employee may revoke the Agreement at any time during the seven-day period following Employee’s signing of the Agreement. Employee further understands that, if Employee fails to sign the Agreement or revokes the Agreement, Company shall have no obligation to provide severance pay, paid benefits continuation, as well as the other benefits described in this Agreement, to Employee. Revocation shall be in writing and shall be effective upon timely receipt by Jeff P. Bennett, Vice President Legal, Interim General Counsel and Secretary, YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211.

11.	Consultation with Attorney. Employee acknowledges that Company has afforded Employee an opportunity to engage and consult with legal counsel of Employee’s choosing in connection with the negotiation and entering into of this Agreement.

12.	Termination of Employment. Employee acknowledges that if this Agreement becomes effective, Employee’s employment with the Company will end on the Separation Date.

13.	Harmful Statements. Employee represents and agrees that he will not make any derogatory, disparaging or false statements intended to harm the business or personal reputation of the Company or any related companies or their officers and employees. The Company represents and agrees that it will not make any derogatory, disparaging or false statements intended to harm the business or personal reputation of Employee.

14.	Governing Law. This Agreement is made in the State of Kansas and is governed by the laws of Kansas, excluding its law of conflicts of law and any action to enforce this Agreement shall be brought in the State District Court of Johnson County, Kansas, or the United States District Court for the District of Kansas at Kansas City.

15.	Binding Effect. This Agreement is binding on the representatives, heirs, successors and assigns of the Employee and the Company.

16.	No Oral Changes. This Agreement cannot be changed, modified, or amended in any respect except by written instrument that Employee and an officer of the Company sign.

17.	Severability. The provisions of this Agreement are severable, that is, if any part of it is found to be invalid or unenforceable, the other parts will remain valid and enforceable.

18.

Return of Company Property. Employee has returned or will immediately return to the Company all Company information and related reports, files, memoranda and records, computer disks or other storage media, physical or personal property which Employee was provided during his employment, including credit cards, card key passes, door and file keys, computers, cellular phone, pagers or leased vehicle. Employee has returned or will immediately return to the Company all which Employee received or prepared or helped prepare in connection with his employment, and Employee has not retained or will not retain any copies, duplicates, reproductions or excerpts thereof.

19.	Transitional Matters. After the Separation Date, to ensure a smooth transition from Employee’s employment with Company, Employee shall provide reasonable assistance to and cooperation with Company during the Separation Pay Period in connection with any Company matters which Employee had knowledge or responsibility while the Company employed Employee, including any legal action relating to events that occurred during Employee’s employment. Employee will cooperate to the fullest extent possible in the preparation, prosecution, or defense of Company’s case, including the execution of affidavits or documents or providing of information requested by Company. Whether during or after the Separation Pay Period, reasonable out-of-pocket expenses related to such assistance will also be reimbursed by Company, if Company’s approval is obtained in advance. The Company’s request for cooperation must reasonably accommodate Employee’s obligations to any new employers or any medical treatment that Employee may be taking. Employee hereby resigns, as of the Separation Date, any positions that Employee may hold as an officer or director of the Company and all of its subsidiaries and affiliates. Employee agrees to sign such additional letters of resignation for those companies as the Company may request.

20.	Employee’s Death. If Employee dies prior to receipt of the payments or benefits that this Agreement provides, Employee’s estate shall be entitled to receive any remaining payments or benefits to the extent that Sections 2 and 3 provide (and subject to the other terms and conditions of this Agreement), unless and to the extent Employee’s current or future beneficiary designation forms for those benefit plans that utilize such forms otherwise provide.

21.	Taxes. All payments and other benefits received by Employee under this Agreement shall be subject to all requirements of the law with regard to tax withholding, reporting and filing requirements, and the Company shall use its reasonable efforts to satisfy promptly all such requirements. Employee shall be responsible for any personal tax liability related to such payments and benefits and the Company makes no representations or warranties regarding the tax consequences of any payments or benefits under this Agreement. The Company shall defer payment to Employee for six months of any amount that is considered deferred compensation under Section 409A of the Internal Revenue Code, as amended (“Section 409A”). It is the intent of the parties that this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Neither the Company nor its directors, officers, executives, or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A.

22.	Interpretation & Construction. The headings of this Agreement are for convenience only and shall not affect the interpretation or construction of this Agreement. When used in this Agreement, unless the context expressly requires the contrary, references to the singular shall include the plural, and vice versa; references to the masculine shall include the feminine and neuter, and vice versa; references to “Sections” shall mean the sections and subsections of this Agreement; references to “including” mean “including, without limitation”; and references to the “parties” mean the Company and Employee and to a “party” mean either one of them.

23.	Summaries. If there is any inconsistency between this Agreement and any summary of this Agreement, such as a summary provided in a document to Employee, the terms and conditions of this Agreement shall control and the summary shall not be used to interpret or construe this Agreement.

24.	Incorporation by Reference. This Agreement expressly incorporates by reference Employee’s Retention Payment, Non-Competition, Non-Solicitation, Non-Disparagement, and Confidentiality Agreement dated June 2, 2009 (“Retention Agreement”). Employee’s obligations under the Retention Agreement shall survive and may be enforced by Company in conjunction with and/or in addition to any obligations of Employee in this Agreement. Nothing in this Agreement shall limit the Company’s ability to enforce, or to seek damages for any violation of, the Retention Agreement. This Agreement and the Retention Agreement between Employee and the Company supersede all prior understandings, whether oral or written, between the Company and Employee. The Company has made no promises to Employee other than those in this Agreement and the Retention Agreement.

EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO THIS AGREEMENT.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Agreed:
YRC Worldwide Inc.

/s/ James L. Welch
Name:	James L. Welch
Title:	Chief Executive Officer

Agreed:
YRC Inc.

/s/ Jeff P. Bennett
Name:	Jeff P. Bennett
Title:	Vice President – Legal and Secretary

Agreed:

/s/ Michael J. Smid
Michael J. Smid